Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (“Agreement”), is by and between Zynex Medical, Inc. and Zynex, Inc. (hereinafter referred to as “Employer”) and Fritz G. Allison (hereinafter referred to as “Employee”).

For and in consideration of the mutual promises and covenants hereinafter set forth, the parties agree as follows:

1.           Separation Date.  The parties mutually agree that Employee’s employment with Employer terminated effective August 23, 2010 (the “Separation Date”).  Employee acknowledges that his employment with Employer was an at-will employment relationship.

2.           Separation Benefits.  In return for Employee’s waiver of the Released Claims (as defined below) against Employer and the Released Parties, Employer agrees to provide Employee with the following separation benefits if Employee signs and does not revoke this Agreement, and does not breach this Agreement during the term of the Severance Period:

•
Nine months’ (the “Severance Period”) severance pay totaling One Hundred Twenty-Six Thousand Dollars ($126,000.00), less applicable deductions and withholdings, payable in nine monthly checks commencing October 1, 2010.

•
Waiver of the non-solicitation of Zynex Medical, Inc. customers or clients covenant set forth in Paragraph 2 of the Confidentiality, Non-Solicitation and Non-Interference Agreement executed by Employee on August 26, 2009.

•	All of Employee’s existing stock options under Employer’s 2005 Stock Option Plan will vest September 1, 2010 and may be exercised on or before August 23, 2011.

3.           Covenant Not to Sue.  In exchange for the consideration Employee will receive if he signs and does not revoke this Agreement, the sufficiency of which consideration is now freely and voluntarily acknowledged, Employee agrees and covenants not to file any charges of discrimination, other administrative actions, lawsuits and/or actions of any kind against Employer or any Released Party, pertaining in any manner to the Released Claims.

4.           Agreement to Release Employee’s Claims.  Employee, as a free and voluntary act, hereby completely releases and forever discharges Employer, its affiliates, officers, directors, employees, agents, representatives, and insurers (collectively, the “Released Parties”) from the following claims (collectively, the “Released Claims”):

a.	all claims arising out of or relating to Employee’s employment with Employer or the termination of that employment;

b.	all claims arising out of or relating to any statements, actions, or omissions of Employer;

c.
all claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under any federal, state or local statute, ordinance, or regulation, including without limitation, claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, (“ADEA”), the Americans with Disabilities Act, 42 U.S.C. § 1981, the Employee Retirement Income Security Act, the Equal Pay Act and the Rehabilitation Act;

d.
all claims for alleged wrongful discharge, breach of contract, breach of implied contract, failure to keep any promise, breach of a covenant of good faith and fair dealing, breach of fiduciary duty, estoppel, defamation, infliction of emotional distress, fraud, misrepresentation, negligence, harassment, retaliation or reprisal, constructive discharge, assault, battery, false imprisonment, invasion of privacy, interference with contractual or business relationships, any other wrongful employment practices, and violation of any other principle of common law;

e.
all claims for reinstatement, back pay, front pay, commissions, compensatory damages, damages for alleged personal injury, liquidated damages, vacation pay, expense reimbursements and punitive damages; and

f.	all claims for attorneys’ fees, costs and interest.

Employee does not waive any claims that cannot be waived as a matter of law, or any claims under this Agreement.  Employee agrees that the consideration described in Paragraph 2 above is consideration to which he would not otherwise be entitled without signing this Agreement and that payment of this consideration is in exchange for Employee’s release of the Released Claims.

5.           Older Workers Benefit Protection Act Disclosures and Acknowledgment Employee acknowledges that:

a.	By executing this Agreement, he waives all rights or claims, if any, that he may have against Employer under the ADEA;

b.	That this Agreement, including but not limited to this Paragraph 5, has been written in a manner calculated to be understood by Employee and is in fact understood by him;

c.	That the aforementioned waiver reflects specifically, but is not limited to, all rights or claims, if any, that Employee may have against Employer arising under the ADEA;

d.	That Employee is not waiving rights and claims that he may have under the ADEA against Employer that may arise after the date on which this Agreement is executed;

e.	That Employee is waiving rights and claims that he may have under the ADEA, if any, only in exchange for consideration in addition to anything of value to which he is already entitled;

f.	That Employee has been and is hereby advised to consult with an attorney prior to executing this Agreement;

g.	That Employee has been given a period of 21 days within which to consider this Agreement; and,

h.
That Employee has been given a period of 7 days following the execution of this Agreement to revoke this Agreement, and this Agreement shall not become effective or enforceable until the revocation period has expired.  Employee should return the executed Agreement to Thomas Sandgaard, Employer’s President and Chief Executive Officer.

6.           Confidential Information.  Employee represents and warrants that Employee has delivered (within two business days following receipt of this Agreement) to the Company all originals and all duplicates and/or copies of all documents, records, notebooks, and similar repositories of or containing confidential information or subject matter in Employee’s possession, whether prepared by Employee or not.  Employee has no Company property or confidential information in his possession.  Further, Employee agrees not to disclose any knowledge of the Company’s operations, customers, employees, vendors, suppliers and other proprietary and confidential information belonging to the Company to any party not directly affiliated with Employer.

7.           Indemnification.  Employer agrees to continue to indemnify Employee in the defense of the lawsuit captioned Marjorie and David Mishkin v. Zynex, Inc., et al., pending in the United States District Court for the District of Colorado.

8.           Cooperation.  Employee agrees that from and after the Separation Date, he will, as requested by Employer, cooperate in the transitioning of his job duties and will cooperate with Employer in any pending or future investigations, charges, complaints, lawsuits or other claims in the event that Employer determines that he may have information or may be a witness relating to the investigation, charge, complaint, lawsuit or other claim.  Failure to comply with the provisions of this paragraph may, in addition to any other remedies available under applicable law and at Employer’s option, result in the cessation of and loss of Employee’s right to payment of any part of the severance pay which has not been made as of the first day of the month following such failure. Determination of failure to comply to be decided by a third-party arbitrator.  Costs refer to paragraph 16.

9.           Employee’s Continuing Obligations Under the Confidentiality, Non-
Solicitation, and Non-Interference Agreement.  Employee acknowledges and agrees that the provisions set forth in Paragraphs 1 and 3 of the Confidentiality, Non-Solicitation and Non-Interference Agreement executed by Employee on August 26, 2009, survive the termination of Employee’s employment with Employer.

10.           Mutual Non-Disparagement.  Employer and Employee will not make any statement or remark to any person or entity that defames or disparages the reputation, character, image, products, or services of Employer or of Employee, or the reputation or character of Employer’s employees, officers or directors or of Employee.

11.           Entire Agreement.  This Agreement constitutes the entire agreement between the parties and shall not be modified, except by written notice to that effect, accepted and signed by both parties.  No oral statements of any person shall modify or otherwise affect the terms and provisions of this Agreement.  This Agreement shall also be binding upon and enure to the benefit of the successors and assigns of Employer and to the heirs, personal representatives, successors and assigns of Employee.

12.           No Admission of Liability.  Nothing contained in this Agreement constitutes or can be construed as an admission by or against the interest of Employer.  Employer denies that it is responsible or legally obligated to Employee for the Released Claims and denies that it engaged in any unlawful or improper conduct toward Employee.

13.           Employee’s Representations and Warranties.  Employee represents and warrants as follows:

a.	Employee acknowledges that he will have the opportunity to consult with an attorney within the period mentioned in paragraph 5h; and

b.	Employee has read this Agreement in it entirety and understands its terms.

14.           Applicable Law.  This Agreement shall be interpreted according to the laws of the State of Colorado.

15.           Severability.  In case any one or more of the provisions of this Agreement is found to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. Further, any provision found to be invalid, illegal or unenforceable shall be deemed, without further action on the part of the parties hereto, to be modified, amended and/or limited to the minimum extent necessary to render such provisions valid and enforceable.

16.           Attorneys’ Fees.  In the event that any party is required to enforce the terms of this Separation Agreement and Release in any court or other proceeding, the prevailing party shall be entitled to recover all costs and expenses it incurs in any such proceeding, including reasonable attorneys’ fees and costs.

IN WITNESS WHEREOF, the parties have executed this Confidential Separation Agreement and Release on the day and year first above written.

EMPLOYEE:

/s/ Frtiz G. Allison
Fritz G. Allison

Date: August 23, 2010

WITNESS:

/s/ Victoria Yeung

Date: August 23, 2010

ZYNEX MEDICAL, INC.
ZYNEX, INC.

/s/ Thomas Sandgaard
Thomas Sandgaard, President and CEO

Date: August 23, 2010